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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]



May 17, 2002

America West Holdings Corporation
111 West Rio Salado Parkway
Tempe, AZ  85281

America West Airlines, Inc.
400 E. Sky Harbour Blvd.
Phoenix, AZ  85034

RE:      REGISTRATION ON FORM S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by America West Holdings Corporation (the "COMPANY") and America West Airlines, Inc. (the "GUARANTOR") of a Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, (a) the resale by the holders thereof of the following securities:
(i) a total of $129,082,514 principal amount of 7.5% Convertible Senior Notes due 2009 (the "NOTES"), which Notes were issued pursuant to the Indenture dated as of January 18, 2002 between the Company and Wilmington Trust Company (the "INDENTURE"); (ii) the Guarantee by the Guarantor of the Notes (the "GUARANTEE"); (iii) a warrant (the "ATSB WARRANT") to purchase 18,754,000 shares of the Company's Class B common stock issued to the Airline Transportation Stabilization Board (the "ATSB") pursuant to the Loan Agreement dated as of January 18, 2002 among the Guarantor, Citibank, N.A., as Agent, KPMG Consulting, Inc., as Loan Administrator, Citibank, N.A., as Initial Lender and the ATSB
(the "LOAN AGREEMENT"); (iv) the shares of the Company's Class B common stock issuable upon conversion of the Notes (the "NOTE SHARES"); and (v) the shares of Class B common stock issuable upon exercise of the ATSB Warrant by the ATSB and other warrants issued pursuant to the Loan Agreement (such other warrants together with the ATSB Warrant, the "WARRANTS" and together with the Notes, the Indenture, the Guarantee, and the Loan Agreement, the "AGREEMENTS"); and (b) the issuance by the Company of shares of Class B common stock upon exercise of the ATSB Warrant by a holder other than the ATSB. The shares of Class B common stock issuable upon exercise of the Warrants are referred to herein as the "WARRANT SHARES."

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Registration Statement, the Agreements, the Company's Restated Certificate of Incorporation and Restated Bylaws, the Guarantor's Restated Certificate of Incorporation and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other
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America West
May 17, 2002
Page Two

instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; the due incorporation or formation, valid existence, good standing and the corporate or similar power to enter into, and perform in accordance with their respective terms, the Agreements, of all parties thereto; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents had the legal capacity to so execute and deliver and that there are no extrinsic agreements or understandings among the parties to the Agreements that would modify or interpret the terms of the Agreements or the respective rights or obligations of the parties thereunder. We have also assumed that the Company received full and valuable consideration for the Notes.

Except with respect to our opinion in paragraphs 1, 2, and 3 in which our opinion is provided solely with respect to the laws of the State of New York and the federal laws of the United States of America, our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporate Law of Delaware, as applicable. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities or to the sale or issuance thereof, or as to compliance with any antitrust law.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

2. The Guarantee constitutes a valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

3. The Warrant constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy,
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America West
May 17, 2002
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         insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

4. When issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Note Shares will be validly issued, fully paid and nonassessable.

5. When issued upon exercise of the Warrants in accordance with the terms of the Warrants and upon payment of the Exercise Price (as defined in the Warrants) or upon net exercise pursuant to Section 2.2 of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By: /s/ Samuel M. Livermore
    -----------------------
        Samuel M. Livermore